SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 15, 2004

American Bank Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-23513	06-1478208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12211 Plum Orchard Drive, Suite 300, Silver Spring, MD		20904
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (301) 572-3740

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.               Entry into a Material Definitive Agreement.

Employment Agreement with Phillip C. Bowman

The Company entered into an employment agreement with Phillip C. Bowman, the Company’s President and Chief Executive Officer, which originally expired on March 1, 2002, unless renewed for an additional two years by the board.  The employment agreement with Mr. Bowman was renewed for two additional years effective March 1, 2002.  The Company and Mr. Bowman entered into a new employment agreement effective October 15, 2004.  Pursuant to the terms of the employment agreement, Mr. Bowman receives a base salary of at least $175,000, and is eligible for a discretionary bonus.  Mr. Bowman also is entitled to receive other benefits and use of a Company owned automobile (or, upon prior approval of the board, a monthly car allowance of $500 in place of the use of a Company-owned automobile).  In the event that the Company terminates Mr. Bowman’s employment without cause (as defined in the employment agreement) or Mr. Bowman terminates his employment for good reason (including a significant change in the nature or scope of his authorities, powers, functions, duties, reporting responsibilities, titles or offices), Mr. Bowman is entitled to terminate his employment with the Company and to continue to receive regular salary payments for 12 months.  Under such circumstances, Mr. Bowman also would be entitled to continue to receive any existing coverage under health, life, disability, salary continuation and other such plans, programs or arrangements (or substantially similar coverage) at no cost to him for one year from the date of termination.  However, payments to Mr. Bowman will be limited to the maximum amount that can be paid without causing such payments to be treated as parachute payments under the Internal Revenue Code of 1986, as amended.  Mr. Bowman’s employment agreement will terminate at the end of its term on March 1, 2005 unless extended by Mr. Bowman and the Company.  In such case, Mr. Bowman has agreed, for a period ending on March 1, 2007, not to contact employees of the Company and encourage them to seek jobs other than with the Company.  In addition, for a period ending on March 1, 2006, Mr. Bowman has agreed not to contact or solicit the business of any customer of the Company.  As long as Mr. Bowman complies with these restrictions, he will receive the following severance payments:  regular salary payments for 12 months as well as continuing coverage under the Company’s health, life, disability, salary continuation and other such plans, programs or arrangements (or substantially similar coverage, at not cost to him for 12 months.)

Severance Agreement with David H. Bowman

The Company entered into a severance agreement and release with Mr. David H. Bowman, the Company’s former Senior Vice President — Lending, on November 9, 2004.  Pursuant to the terms of the agreement, the Company agreed to pay Mr. Bowman $60,255 in six, roughly equal, consecutive monthly payments.  Mr. Bowman agreed that for a period of 12 months after this termination he would not engage in specified activities with the Company’s employees and customers, including soliciting employees of the Company for the purposes of terminating his or her employment with the Company.

SIGNATURES

                             Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN BANK HOLDINGS, INC.

Date: November 30, 2004	By:	/s/ John M. Wright
John M. Wright
Senior Vice President and
Chief Financial Officer